Rule 424(b)(3)
                                                                 No. 333-67787

                        CNL HOSPITALITY PROPERTIES, INC.

         This Supplement is part of, and should be read in conjunction with, the Prospectus dated March 30, 2000. Capitalized terms used in this Supplement have the same meaning as in the Prospectus unless otherwise stated herein.

         Information as to proposed properties for which the Company has received initial commitments is presented as of April 28, 2000, and all references to commitments should be read in that context. Proposed properties for which the Company receives initial commitments, as well as property acquisitions that occur after April 28, 2000, will be reported in a subsequent Supplement.


                               RECENT DEVELOPMENTS

         The Company recently entered into commitments to acquire 13 additional properties, including two WyndhamSM Hotels. Below is a summary of the proposed properties, the date the hotel located on the property commenced operations and the number of guest rooms or suites for each property:

                                                                                                Number of
                          Property                                   Date Opened            Guest Rooms/Suites
-------------------------------------------------------------       ---------------       -----------------------
Wyndham - Billerica, MA                                                 05/99              196 rooms, 14 suites
Wyndham - Denver, CO                                                    11/99              162 rooms, 18 suites
Courtyard(R)by Marriott(R)- Palm Desert, CA                               09/99                   151 rooms
Residence Inn(R)by Marriott(R)- Palm Desert, CA                           02/99                   130 suites
Courtyard by Marriott - Alpharetta, GA                                  11/99              148 rooms, 6 suites
Courtyard by Marriott - Overland Park, KS                                (1)                    168 rooms
Residence Inn by Marriott - Cottonwood, UT                              08/99                   144 suites
SpringHill Suites(R)by Marriott(R)- Centreville, VA                        (1)                    136 suites
SpringHill Suites by Marriott - Charlotte, NC                            (1)                    136 suites
SpringHill Suites by Marriott - Raleigh/Durham, NC                       (1)                    120 suites
TownePlace Suites(R)by Marriott(R)- Tewksbury, MA                         07/99                   95 suites
TownePlace Suites by Marriott - Mt. Laurel, NJ                          11/99                   95 suites
TownePlace Suites by Marriott - Scarborough, ME                         06/99                   95 suites

--------------

      (1) Hotel under construction

         As of April 28, 2000, the Company owned interests in 11 Properties and had commitments to acquire an additional 19 properties. All of the Properties owned by the Company are leased on a long-term triple net basis to operators of national hotel chains.


                                  THE OFFERINGS

         Upon completion of its Initial Offering on June 17, 1999, the Company had received aggregate subscriptions for 15,007,264 Shares totalling $150,072,637 in Gross Proceeds, from 5,567 stockholders, including 7,264 Shares ($72,637) issued pursuant to the Reinvestment Plan. Following the completion of the Initial Offering, the Company commenced this offering of up to 27,500,000 Shares. As of April 28, 2000, the Company had received aggregate subscriptions for 35,329,188 Shares totalling $353,291,879 in Gross Proceeds, including 74,863 Shares ($748,625) issued pursuant to the Reinvestment Plan from its Initial Offering and this offering. As of April 28, 2000, net proceeds to the Company from its offerings of Shares


May 5, 2000                                   Prospectus Dated March 30, 2000
and capital contributions from the Advisor, after deduction of Selling Commissions, marketing support and due diligence expense reimbursement fees and Organizational and Offering Expenses totalled approximately $313,800,000. The Company has used Net Offering Proceeds to invest, directly or indirectly, approximately $136,500,000 in 11 hotel Properties, to pay $7,120,800 as deposits on seven additional hotel Properties, to redeem approximately 27,490 Shares of Common Stock for $252,955 and to pay approximately $17,000,000 in Acquisition Fees and certain Acquisition Expenses, leaving approximately $153,000,000 available to invest in Properties and Mortgage Loans.

PENDING INVESTMENTS

         As of April 28, 2000, the Company had initial commitments to acquire 19 hotel properties. These properties are four Courtyard by Marriott properties (one in each of Alpharetta, Georgia; Orlando, Florida; Overland Park, Kansas and Palm Desert, California), one Fairfield Inn(R) by Marriott(R) (in Orlando, Florida), five SpringHill Suites by Marriott (one in each of Centreville, Virginia; Charlotte, North Carolina; Gaithersburg, Maryland; Orlando, Florida and Raleigh/Durham, North Carolina), three Residence Inn by Marriott properties (one in each of Merrifield, Virginia; Palm Desert, California and Cottonwood,
Utah), four TownePlace Suites by Marriott (one in each of Tewksbury, Massachusetts; Mt. Laurel, New Jersey; Newark, California and Scarborough, Maine) and two Wyndham Hotels (one in each of Billerica, Massachusetts and Denver, Colorado). The acquisition of each of these properties is subject to the fulfillment of certain conditions. There can be no assurance that any or all of the conditions will be satisfied or, if satisfied, that one or more of these properties will be acquired by the Company. If acquired, the leases of these properties are expected to be entered into on substantially the same terms described in the section of the Prospectus entitled "Business - Description of Property Leases." In order to acquire all of these properties, the Company must obtain additional funds through the receipt of additional offering proceeds and/or debt financing.

         Leases. Set forth below are summarized terms expected to apply to the leases for each of the properties. More detailed information relating to a property and its related lease will be provided at such time, if any, as the property is acquired.




                                         Estimated Purchase    Lease Term and
Property                                       Price           Renewal Options
------------------------------------     ------------------ ----------------------
Courtyard by Marriott                            (2)        15 years; two ten-year
Orlando, FL (1)                                             renewal options
(the "Courtyard Little Lake Bryan
Property")
Hotel under construction

Fairfield Inn by Marriott                        (2)        15 years; two ten-year
Orlando, FL (1)                                             renewal options
(the "Fairfield Inn Little Lake Bryan
Property")
Hotel under construction

SpringHill Suites by Marriott                    (2)        15 years; two ten-year
Orlando, FL (1)                                             renewal options
(the "SpringHill Suites Little Lake
Bryan Property")
Hotel under construction

Residence Inn by Marriott                    $18,816,000    15 years; two ten-year
Merrifield, VA (3)                                          renewal options
(the "Residence Inn Merrifield Property")
Hotel under construction

SpringHill Suites                            $15,215,000    15 years; two ten-year
Gaithersburg, MD (3)                                        renewal options
(the "SpringHill Suites Gaithersburg
Property")
Hotel under construction

TownePlace Suites                            $13,600,000    15 years; two ten-year
Newark, CA (3)(4)                                           renewal options
(the "TownePlace Suites Newark Property")
Hotel under construction







     Minimum Annual
          Rent                       Percentage Rent
 --------------------------      ---------------------------------

 10% of the Company's total      for each lease year after the
 cost to purchase the            second lease year, 7% of revenues
 property                        in excess of revenues for the
                                 second lease year


 10% of the Company's total      for each lease year after the
 cost to purchase the            second lease year, 7% of revenues
 property                        in excess of revenues for the
                                 second lease year


 10% of the Company's total      for each lease year after the
 cost to purchase the property   second lease year, 7% of revenues
                                 in excess of revenues for the
                                 second lease year


 10% of the Company's total      for each lease year after the
 cost to purchase the property        second lease year, 7% of revenues
                                 in excess of revenues for the
                                 second lease year

 10% of the Company's total      for each lease year after the
 cost to purchase the property   second lease year, 7% of revenues
                                 in excess of revenues for the
                                 second lease year


 10% of the Company's total cost for each lease year after the
 to purchase the property        second lease year, 7% of revenues
                                 in excess of revenues for the
                                 second lease year





                                              Estimated Purchase         Lease Term and
Property                                            Price                Renewal Options
----------------------------------            ------------------     -------------------------
Wyndham Hotel                                    $25,092,000         15 years; three five-year
Billerica, MA (5)                                                    renewal options
(the "Wyndham Billerica Property")
Existing hotel




Wyndham Hotel                                    $18,353,000         15 years; three five-year
Denver, CO (5)                                                       renewal options
(the "Wyndham Denver Property")
Existing hotel




Courtyard by Marriott                            $13,510,000         15 years; two ten-year
Palm Desert, CA (3)                                                  renewal options
(the "Courtyard Palm
Desert Property")
Existing hotel

Residence Inn by Marriott                        $16,740,000         15 years; two ten-year
Palm Desert, CA (3)                                                  renewal options
(the "Residence Inn
Palm Desert Property")
Existing hotel

Courtyard by Marriott                            $13,877,000         15 years; two ten-year
Alpharetta, GA (8)                                                   renewal options
(the "Courtyard Alpharetta Property")
Existing hotel

Courtyard by Marriott                            $15,790,000         15 years; two ten-year
Overland Park, KS (8)                                                renewal options
(the "Courtyard Overland
Park Property")
Hotel under construction






      Minimum Annual
            Rent                             Percentage Rent
  --------------------------------    ------------------------------------

  10% of the Company's total cost                     (7)
  to purchase the property;
  increases to 10.25% after the
  first lease year, 10.50% after
  the second lease year and every
  year thereafter during the lease
  term (6)

  10% of the Company's total cost                     (7)
  to purchase the property;
  increases to 10.25% after the
  first lease year, 10.50% after
  the second lease year and every
  year thereafter during the lease
  term (6)

  10% of the Company's total cost     for each lease year after the
  to purchase the property            second lease year, 7% of revenues
                                      in excess of revenues for the
                                      second lease year


  10% of the Company's total cost     for each lease year after the
  to purchase the property            second lease year, 7% of revenues
                                      in excess of revenues for the
                                      second lease year


  10% of the Company's total cost     for each lease year after the
  to purchase the property            second lease year, 7% of revenues
                                      in excess of revenues for the
                                      second lease year

  10% of the Company's total cost     for each lease year after the
  to purchase the property            second lease year, 7% of revenues
                                      in excess of revenues for the
                                      second lease year






                                            Estimated Purchase          Lease Term and
Property                                           Price                Renewal Options
----------------------------------         --------------------     ------------------------
Residence Inn by Marriott                        $14,573,000         15 years; two ten-year
Cottonwood, UT (8)                                                   renewal options
(the "Residence Inn
Cottonwood Property")
Existing hotel

SpringHill Suites by Marriott                    $11,414,000         15 years; two ten-year
Centreville, VA (8)                                                  renewal options
(the "SpringHill Suites
Centreville Property")
Hotel under construction

SpringHill Suites by Marriott                    $11,773,000         15 years; two ten-year
Charlotte, NC (8)                                                    renewal options
(the "SpringHill Suites
Charlotte Property")
Hotel under construction

SpringHill Suites by Marriott                     $8,822,000         15 years; two ten-year
Raleigh/Durham, NC (8)                                               renewal options
(the "SpringHill Suites
Raleigh/Durham Property")
Hotel under construction

TownePlace Suites by Marriott                     $9,050,000         15 years; two ten-year
Tewksbury, MA (8)                                                    renewal options
(the "TownePlace Suites
Tewksbury Property")
Existing hotel

TownePlace Suites by Marriott                     $7,711,000         15 years; two ten-year
Mt. Laurel, NJ (8)                                                   renewal options
(the "TownePlace Suites
Mt. Laurel Property")
Existing hotel






             Minimum Annual
                  Rent                       Percentage Rent
   ----------------------------------    ----------------------------------

     10% of the Company's total cost     for each lease year after the
     to purchase the property            second lease year, 7% of revenues
                                         in excess of revenues for the
                                         second lease year


     10% of the Company's total cost     for each lease year after the
     to purchase the property            second lease year, 7% of revenues
                                         in excess of revenues for the
                                         second lease year


     10% of the Company's total cost     for each lease year after the
     to purchase the property            second lease year, 7% of revenues
                                         in excess of revenues for the
                                         second lease year


     10% of the Company's total cost     for each lease year after the
     to purchase the property            second lease year, 7% of revenues
                                         in excess of revenues for the
                                         second lease year


     10% of the Company's total cost     for each lease year after the
     to purchase the property            first lease year, 7% of revenues
                                         in excess of proforma revenues for
                                         the second lease year


     10% of the Company's total cost     for each lease year after the
     to purchase the property            first lease year, 7% of revenues
                                         in excess of proforma revenues for
                                         the second lease year




                                              Estimated Purchase        Lease Term and
Property                                             Price              Renewal Options
-----------------------------------           ------------------     ----------------------
TownePlace Suites by Marriott                     $7,160,000         15 years; two ten-year
Scarborough, ME (8)                                                  renewal options
(the "TownePlace Suites
Scarborough Property")
Existing hotel



       Minimum Annual
            Rent                             Percentage Rent
   -------------------------------      ---------------------------------

   10% of the Company's total cost     for each lease year after the
   to purchase the property            first lease year, 7% of revenues
                                       in excess of proforma revenues for
                                       the second lease year






------------------------------------

FOOTNOTES:

(1)      The leases for the  Courtyard  Little Lake  Bryan,  the  Fairfield  Inn
         Little  Lake  Bryan  and  the  SpringHill   Suites  Little  Lake  Bryan
         Properties are expected to be with the same unaffiliated lessee.

(2) The anticipated aggregate purchase price for the Courtyard Little Lake Bryan, Fairfield Inn Little Lake Bryan and SpringHill Suites Little Lake Bryan Properties is approximately $100 million.

(3) The leases for the Residence Inn Merrifield, the SpringHill Suites Gaithersburg, the TownePlace Suites Newark, the Courtyard Palm Desert and the Residence Inn Palm Desert Properties are expected to be with the same unaffiliated lessee.

(4) The Company may be obligated to fund up to an additional $1 million in construction costs relating to this Property.

(5) The leases for the Wyndham Billerica and the Wyndham Denver Properties are expected to be with the same unaffiliated lessee.

(6) In connection with the Wyndham Billerica and the Wyndham Denver Properties, the Company may be required to make an additional payment (the "Earnout Amount") of up to a total of $2,471,500 if certain earnout provisions are achieved within three years after the acquisition date. Thereafter, the Company will no longer be obligated to make any payments under the earnout provision. The Earnout Amount is equal to the difference between the earnings before interest, taxes, depreciation and amortization expense adjusted by the earnout factor (7.33), and the initial purchase price. Rental income will be adjusted upward in accordance with the lease agreements for any amount paid.

(7) Percentage rent for the Wyndham Billerica and the Wyndham Denver Properties shall equal 10% of the aggregate amount of all revenues exceeding $13,683,000 per annum.

(8) The leases for the Courtyard Alpharetta, the Courtyard Overland Park, the Residence Inn Cottonwood, the SpringHill Suites Centreville, the SpringHill Suites Charlotte, the SpringHill Suites Raleigh/Durham, the TownePlace Suites Tewksbury, the TownePlace Suites Mt. Laurel and the TownePlace Suites Scarborough Properties are expected to be with the same unaffiliated lessee.

         Wyndham Billerica Property. The Wyndham Billerica Property, which opened in May 1999, is a Wyndham Hotel with a new prototype design located in Billerica, Massachusetts, a suburb of Boston. The Wyndham Billerica Property has 210 guest rooms, including 14 suites, 4,346 square feet of meeting space, a 64-seat restaurant, a 33-seat lounge, a library, an indoor pool and a fitness center and spa. The property is located within Technology Park, a 1.8 million square-foot commercial park. The hotel is within a four-mile radius of approximately 3.7 million square feet of office, light industrial, and research and development space. The property is accessible by a variety of local and interstate highways, and is less than 25 miles from Logan International Airport. The Billerica area is home to a number of high-technology companies and serves as the world headquarters for a major computer technology company. Billerica is approximately 26 miles from Boston and its numerous historical sites, including The Freedom Trail, Paul Revere's House, Old North Church, Faneuil Hall and the newly restored U.S.S. Constitution, the U.S. Navy's oldest commissioned ship.

         Wyndham Denver Property. The Wyndham Denver Property, which opened in November 1999, is a Wyndham Hotel with a new prototype design located in Denver, Colorado. The Wyndham Denver Property has 180 guest rooms, including 18 suites, 4,040 square feet of meeting space, a 64-seat restaurant, a 33-seat lounge, a library, an indoor pool and a fitness center and spa. The property is located within the Denver Tech Center, a 12 million square-foot high-technology park with approximately 1,000 companies and more than 30,000 employees. The center is currently under expansion and several major companies are acquiring additional office space near the center. Four other office parks are within seven miles of the hotel, including Greenwood Plaza, Inverness Business Park, Waterview Development and Meridian International Business Center. A fifth office park, ParkRidge Corporate Center, is currently under construction. In total, more than 21 million square feet of office space is within a seven-mile radius of the hotel. The property is accessible by a variety of local and interstate highways, and is approximately 25 miles from Denver International Airport. According to Hospitality Valuation Services (HVS) data, Denver is known as a hub for cable operations and the telecommunications industry. Several cable, satellite broadcast and telephone companies, as well as investment firms, have facilities in the southern region of Denver.

         Wyndham Brands. The brand, Wyndham Hotels & Resorts(R), is part of Wyndham International's portfolio of lodging brands. According to Wyndham's company overview, Wyndham International is one of the world's largest hospitality and lodging companies serving business and leisure travelers with hotels and resorts located in major metropolitan business centers and leading vacation markets in the United States, Canada, the Caribbean, Mexico and Europe. According to Wyndham data, as of February 2, 2000, Wyndham International owns, leases, manages and franchises more than 300 hotels totalling more than 70,000 guest rooms.